UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2010

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Mosaic Company (“we,” “our” or the “Company”) was formed on October 22, 2004 through the business combination (“Combination”) of IMC Global Inc., or IMC, and the fertilizer businesses of Cargill, Incorporated. Cargill, Incorporated and its subsidiaries (“Cargill”) owned approximately 64.2 % of our outstanding common stock as of March 4, 2010.

On March 2, 2010 Cargill S.A.C.I. and Mosaic de Argentina S.A. (“Mosaic Argentina”) entered into a barter arrangement (the “Arrangement”). Under the Arrangement, Mosaic Argentina enters into Bargain and Sale Cereals Grain Agreements with farmers who purchase fertilizer products from Mosaic Argentina and agree to sell their grain to Mosaic Argentina upon harvest. Mosaic Argentina then assigns the Bargain and Sale Cereals Grain Agreements to Cargill S.A.C.I., which remits payment to Mosaic Argentina for the customer’s fertilizer. The Arrangement will expire on March 1, 2012.

The Arrangement replaces the prior agreement between the parties for similar purposes dated May 16, 2006 and renewed July 18, 2008.

The Arrangement was approved by our Cargill Relationship Committee, an internal management committee comprised of senior managers of the Company, pursuant to authority delegated to it under our Related Person Transactions Approval Policy.

Item 1.02.	Termination of a Material Definitive Agreement.

The information in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: March 8, 2010	By:	/s/ RICHARD L. MACK
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary